Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-189682) of Telaria, Inc.,

(2)	Registration Statement (Form S-8 No. 333-197585) of Telaria, Inc.,

(3)	Registration Statement (Form S-8 No.333-201985) of Telaria, Inc.,

(4)	Registration Statement (Form S-8 No.333-206282) of Telaria, Inc.,

(5)	Registration Statement (Form S-8 No.333-210242) of Telaria, Inc., and

(6)	Registration Statement (Form S-8 No.333-216609) of Telaria, Inc.
of our reports dated March 18, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Telaria, Inc. included in this Annual Report (Form 10-K) of Telaria, Inc. for the year ended December 31, 2018.
/S/ ERNST & YOUNG LLP

New York, New York
March 18, 2019